EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 18, 2011, with respect to the statements of condition including the related portfolios of Alternatives Allocation Portfolio 2011-1 and Long/Short Strategy Portfolio 2011-1 (included in Van Kampen Unit Trusts, Series 1079) as of February 18, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-171432) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
February 18, 2011